Exhibit 10.24

HERMES FUND MANAGERS LIMITED

EMPLOYMENT CONTRACT

DATE:                25 June 2018

NAME OF EMPLOYER:	Hermes Fund Managers Limited ('your Employer’)

NAME OF EMPLOYEE:        Saker Nusseibeh

of    4 Vicarage Gardens
London
W8 4AH

JOB TITLE:            CEO of HFML

GRADE:                Executive Director

START DATE:            2 July 2018

DATE CONTINUOUS SERVICE BEGAN:    1 June 2009

1	TERM OF EMPLOYMENT AND NOTICE

1.1
Your employment under this Employment Contract (“Agreement”) shall be deemed to have commenced on the Start Date and shall continue, subject to clauses 2 or 13, until terminated by either you or your Employer giving the other not less than six months’ notice in writing at any time.

1.2	Your Employer reserves the right to place you on “Garden Leave” as set out in Section 4 of the Employee Handbook.

1.3
Without prejudice to clauses 1.2 and 13, at its absolute discretion your Employer may terminate this Contract and your employment with immediate effect at any time by notifying you in writing that your employment will so terminate and paying you a sum in lieu of notice (“a Payment in Lieu of Notice”). The Payment in Lieu of Notice will be equal to the basic salary you would have been entitled to receive under clause 1.1 if you had remained employed during your notice period (less deductions for income tax and National Insurance) or, if notice has already been given, during the remainder of the notice period. For the avoidance of doubt, your employment will terminate on the date specified in the notice given by your Employer pursuant to this clause.

2	DUTIES

2.1
Your duties are set out in your job description. You agree to perform such duties and exercise such powers in relation to the business of your Employer and Group Companies as may be assigned to or vested in you by your Employer and to undertake other duties from time to time as your Employer may reasonably require.

2.2
At all times during your employment you will report to such senior managers, officers or directors, and you will serve in such other positions commensurate with your status, as the Employer may from time to time determine. The Employer reserves the right to make reasonable changes to your duties if the needs of the Employer's business so require.

2.3
You shall, subject always to the control of the Employer, carry out such duties and (without further remuneration) accept such offices and directorships, notwithstanding your job title, as may be reasonably assigned to you from time to time by the Employer and such duties and/or offices and/or directorships may relate to the business of the Employer or of any Group Company.

2.4	You shall in addition to observing any fiduciary duties that may arise from your being employed in, or assigned to, a position of trust from time to time and your implied duty of fidelity:

2.4.1	use all proper means to the best of your ability to maintain and improve the businesses of the Employer and the Group Companies and further their respective reputations and interests;

2.4.2	faithfully, efficiently and diligently perform all of your duties and exercise such powers as are consistent with them which shall from time to time be assigned to or vested in you;

2.4.3
comply with all lawful and reasonable directions, restrictions, requirements, rules and regulations from time to time laid down or adopted by the Employer or any Group Company (including, without limitation, the Employer’s compliance procedures manual);

2.4.4	accept any secondments offered to you by the Employer, on such terms as may be reasonably proposed by the Employer, from time to time;

2.4.5	carry out your duties and exercise your powers jointly with any other person who may at any time be appointed by the Employer to act jointly with you;

2.4.6
promptly provide (in writing, if so requested), details of any misconduct or breach of duty, whether by you or any other person (whether or not employed by any Group Company) and any other information which comes into your possession which adversely affects or may adversely affect the Employer or any Group Company or their respective businesses including (without limitation) any misuse of the Employer’s property or resources (including, without limitation, any Confidential Information) by any employee;

2.4.7
promptly provide (in writing, if so requested) such information, advice and explanations as the Employer may reasonably require in connection with your activities in relation to the business of the Employer or any Group Company;

2.4.8
not, without first obtaining the approval of the Employer, speak in public or write any article for publication on any matter connected with or relating to the business of the Employer or any Group Company; and

2.4.9
under no circumstances whatsoever either directly or indirectly receive or accept for your own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm having business transactions with the Employer or any Group Company unless previously agreed in writing by the Employer.

2.5	You shall not without the prior written consent of the Employer:

2.5.1	incur on behalf of the Employer or any Group Company any capital expenditure in excess of such sum as may be authorised from time to time; or

2.5.2
enter into on behalf of the Employer or any Group Company any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of your normal duties or of an unusual or onerous or long term nature.

2.6	You warrant that

(a)
you are entitled to work in the UK without any additional approvals and shall provide at your Employer's request all relevant documentation in this respect. You will notify your Employer immediately if you cease to be so entitled at any time during your employment and your Employer may immediately terminate your employment without notice or any payment of compensation;

(b)
by entering into this Contract or any other arrangements with your Employer you will not be in breach of or subject to any express or implied terms of any contract with or other obligation to any third party binding on you, including, without limitation, any notice period or the provisions of any restrictive covenants or confidentiality obligations arising out of any employment with any other employer or former employer, nor shall you be in breach of any agreement, undertaking or Court order which in any way prohibits you from entering into this Contract or from performing your duties under it;

(c)	you have not brought and will not bring or use any confidential documentation or information from any other employer or former employer to your Employer; and

(d)
all of the information you have provided to your Employer and any third party acting on behalf of your Employer prior to the commencement of your employment is to your knowledge complete, true and up-to-date and you have not deliberately omitted any information relevant to your employment.

2.7
Except when prevented by sickness, accident or holiday you will devote the whole of your time and all of your attention and skill to the affairs of your Employer and any Group Companies, to comply with the reasonable directions of and regulations made by your Employer and use your best endeavours to promote your Employer’s interests.

2.8
During your employment you shall comply with all requirements, recommendations or regulations, as amended from time to time, of the FCA and all regulatory authorities relevant to your Employer and any relevant Group Companies.

2.9	During your employment you shall comply with all rules, policies and procedures issued by your employer or Group Company.

2.10
You shall not accept any employment or engagement or any appointment to any office in relation to any third party or directly or indirectly be interested in any other OBI unless specifically authorised by your manager and Compliance in the first instance except as holder or beneficial owner (for investment purposes only) of any class of securities in a company whose securities are listed on a recognised investment exchange and where you do not hold nor are beneficially interested in more than five percent of the securities of any class.

3	PLACE OF WORK AND REQUIREMENT TO TRAVEL

3.1
Your normal place of work will be the Employer’s London office at 150 Cheapside, London, EC2V 6ET (the “Address”). Your Employer in any event reserves the right to change your normal place of work to any place within the United Kingdom, on either a temporary or permanent basis.  You will be consulted prior to any decision being taken by your Employer to change your place of work.

4	NORMAL WORK HOURS

4.1
You are required to work a minimum of 35 hours per week, normally between 8.00am and 6.00pm Monday to Friday, with one hour per day for lunch. You are also required to work such additional hours without any additional remuneration as may be necessary to fulfil the duties of your role and due to the needs of its business. Your Employer reserves the right upon reasonable notice to vary your normal hours of work.

5	REMUNERATION

5.1
You acknowledge that, in addition to the remuneration and other benefits provided for in this Agreement, good and sufficient consideration for your execution and delivery of this Agreement is your eligibility to participate in the long-term incentive plan being implemented by your Employer.

5.2	Your annual full time basic salary (which shall accrue day to day) is £458,700.00 per annum (subject to deductions for income tax and national insurance) and shall be paid monthly in arrears.

5.3	Your Employer may deduct from your salary or any other sums due to you any money you owe your Employer or Group Company.

6	DISCRETIONARY BONUS

6.1
You may be eligible to receive a bonus of such amount (if any) at such times and subject to such conditions (including as to its form and deferral and forfeiture provisions) as the Remuneration Committee may in its absolute discretion decide. Any bonus payment made to you shall be purely discretionary and shall not form part of your contractual remuneration under this Agreement. Bonus payments are not pensionable.

6.2
The fact that a bonus may be paid in one year is not indicative of the likelihood that a payment will be made in any subsequent year, regardless of equivalent performance and/or circumstances. The amount of any bonus payment made to you in one year is not indicative of the amount of any bonus which may be paid to you in any subsequent year (if any).

6.3
You will only be eligible for consideration for a bonus payment if you are in active employment with your Employer and are not under notice of termination (whether given by you or your Employer, for any reason) at the date on which any bonus payments are made. Employees who are undergoing disciplinary proceedings on the date when a bonus might otherwise have been payable will not be paid any bonus until the matter is determined. Employees who receive a disciplinary sanction as a result of such proceedings or who have an unexpired disciplinary warning of any kind on file on the date when a bonus might otherwise have been payable will not normally be eligible to receive an award.

6.4
Any bonus payments or awards made by your Employer must comply with all applicable laws and any codes or rulings or other requirements (the "Rules") issued by the Financial Conduct Authority or any other applicable regulator (the "Regulator”), and your Employer will of course work to ensure that this is the case.  However, if, in the reasonable good faith judgment of your Employer, any such payments or awards which are made are subsequently considered to be contrary to any Rules, you agree that your Employer may modify those payments or awards (including in relation to their amount, form, and conditions relating to deferral and forfeiture) to the extent considered appropriate by your Employer.

7	BENEFITS

7.1	You are eligible to participate in your Employer’s Medical Health Insurance scheme, Income Protection scheme and Group Life Cover scheme (full details of which are available from the HR team).

7.2
Your participation (and that of your family, where applicable) in any of the insurance schemes referred to above is subject to: (i) the terms of the applicable scheme as amended or replaced by your Employer from time to time in its absolute discretion; (ii) the rules of the insurance policy of the relevant insurance provider as amended from time to time; (iii) you being eligible to participate or benefit from such schemes pursuant to their rules at a cost which is acceptable to your Employer; (iv) any age eligibility requirements or rules under the terms of the relevant scheme in place at the relevant time.

7.3
Your Employer in its sole and absolute discretion reserves the right to discontinue, vary or amend the insurance schemes (including the insurer and the level of your cover or that of your family, where applicable) at any time without compensation by providing you with reasonable notice.

7.4
If the relevant insurance provider refuses for any reason to provide cover or refuses to accept a liability to you (or your family, where applicable) under the relevant scheme, your Employer shall not be liable to provide you (or your family, where applicable) with any replacement cover or benefit of the same or similar kind or to pay any compensation in lieu of such cover or benefit. In particular, in relation to the income protection scheme your Employer shall only be obliged to make payments to you under the scheme if it has received payment from the insurance provider for that purpose.

7.5
Your entitlement to insurance benefits under this clause shall cease upon the termination of your employment (howsoever arising). Nothing in this clause 7 gives rise to any express or implied limitations on the ability of your Employer to terminate your employment.

8	PENSION

8.1
Your Employer operates contractual enrolment for pension purposes and you will be contractually enrolled into the Hermes Group Flexible Retirement Plan (“the Plan”) with effect from the date on which your employment commences.  The Plan is a defined contribution (DC) pension arrangement administered by Standard Life.  Under a DC arrangement contributions are invested in a personal account in your name, and the value of the account at retirement is used to provide you with benefits.

8.2
For as long as you remain a member of the Plan, your Employer will make a contribution of a percentage of your basic salary to the Plan (details of which can be found in the enclosed pension scheme documentation or such other documentation provided by your Employer from time to time). Although you are not required to contribute personally as a condition of membership, you may elect to make voluntary contributions should you so wish which your Employer will match dependent on age group up to a maximum of 7% of basic salary (subject to the cap).

8.3
Membership of the Plan shall be subject to the rules of the Plan as amended from time to time. Your Employer reserves the right to amend, vary, replace or discontinue the Plan and to vary the contributions payable to it at any time, subject to compliance with automatic enrolment legislation. Should you choose to transfer your benefits out of the Plan at any time, your Employer will not be required to continue to contribute to the Plan in respect of you.

9	HOLIDAYS

9.1
The full time annual holiday entitlement is 30 days. Your pro-rated annual holiday entitlement for the current holiday year will be confirmed on the holiday system. Holidays for employees on part time hours will be pro-rated.

9.2
Your Employer’s holiday year for the purpose of holiday entitlement runs from 1 April to 31 March. Full time holiday accrues at the rate of 2.5 days per completed month’s employment from 1st April each year.

9.3	Your holiday entitlement is in addition to the normal Bank and Public Holidays in England.

9.4
Employees on part time hours will be entitled to pro-rated Bank and Public Holidays (“public holiday entitlement”). This public holiday entitlement should be taken on the usual bank and public holidays. If due to your weekly working pattern, you cannot take all of your public holiday entitlement on ‘normal’ public holidays you can take the excess on alternative days, subject to the approval of your manager. If due to your weekly working pattern you enjoy a greater number of public holidays than your annual public holiday entitlement, then after your public holiday entitlement has been exhausted you will be required to use your ordinary annual leave entitlement on any remaining public holidays.

9.5	During all holiday leave to which you are entitled, your normal basic salary will be paid.

9.6
In the years during which your employment commenced and terminates, your holiday entitlement shall be calculated on a pro-rata basis. On leaving your employer pro-rated holiday is calculated on completed month’s employment.

9.7
Upon termination of your employment you will be entitled to pay in lieu of any accrued and unused holiday entitlement (unless your employment is terminated by your Employer for gross misconduct or if you have terminated this agreement in breach of clause 1.1 in which case you shall have no contractual entitlement to pay in lieu of untaken holiday and any payment in lieu will be limited to your statutory holiday entitlement). If you have taken more than your accrued entitlement as at the date of termination, your Employer may recover from you by way of deduction from payments due to you (including your final salary payment) or otherwise, one day’s pay in respect of each excess day. A day’s pay for these purposes is 1/260 of your annual basic salary. For employees on part time hours, a day's pay for these purposes will be calculated by pro-rating your annual basic salary.

9.8	Your Employer may require you to take any untaken holiday during your notice period.

9.9	Details of the holiday entitlements are set out in Section 9 of the Employee Handbook.

10	ABSENCE FROM WORK

10.1
You must notify your manager of any absence, and the reason, by 10am on your first day of absence. Unless otherwise agreed, you must speak to your manager on each successive day of absence. If you fall ill whilst at work and are unable to continue working, you should notify your manager that you intend to go home.

10.2
You must complete a Sickness Absence Self-Certification Form for one or more days of sickness absence - even when a doctor's certificate is produced. Managers must countersign the form, which will be forwarded to the HR Team for inclusion in records.

10.3	You must provide your manager with a doctor's certificate for periods of sickness absence of more than seven consecutive days, including Saturdays, Sundays and Public Holidays.

10.4	Unauthorised absence from work is not permitted. If you intend to be absent you must inform your manager. Should an emergency arise you must telephone your manager at the earliest opportunity.

10.5	You agree to consent to a medical examination (at your Employer’s expense) by a doctor nominated by your Employer should your Employer so require. This may include drugs and alcohol testing.

10.6	If you are away from work due to illness or injury, your Employer may appoint or designate another person or persons to perform your duties until you return to work.

10.7	Details of absence notification rules and procedures and your entitlements in the case of absence due to sickness are set out in Section 9 of the Employee Handbook.

11	GRIEVANCE AND DISCIPLINARY PROCEDURES

11.1	Details of your Employer’s non-contractual Grievance and Disciplinary Policies can be found in Section 16 of the Employee Handbook.

11.2	Your Employer at any time may suspend you from your employment if it deems it appropriate to do so in accordance with the Grievance and Disciplinary Policy in force from time to time.

12	COMPLIANCE WITH RULES AND REGULATIONS

12.1
You are required to comply with all domestic, foreign, local or other laws, rules and regulations of any regulatory authorities applicable to you or your Employer or any Group Company relevant to your employment, as well as with their respective policies, procedures and instructions as applicable in connection with the performance of your duties.

13	TERMINATION OF EMPLOYMENT

13.1	Your Employer may terminate this Agreement with immediate effect without notice or payment in lieu of notice, if you:

13.1.1
commit any material or persistent breach or non-observance of any of the terms, conditions or stipulations contained in this Agreement or Section 4 of the Employee Handbook or if you refuse or neglect to comply with any reasonable and lawful directions of your Employer;

13.1.2	are guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of your Employer or Group Company for which you are required to perform duties;

13.1.3
are guilty of conduct which, in the opinion of your Employer, brings or is likely to bring you or your Employer or a Group Company into disrepute or to prejudicially affect your Employer or a Group Company;

13.1.4
commit any act of dishonesty relating to your Employer or a Group Company, including but not limited to the fraudulent claiming of expenses and the acceptance of bribes and gifts other than in accordance with your Employer’s policies and procedures as issued and amended from time to time;

13.1.5	are convicted of a criminal offence punishable by imprisonment (other than an offence under road traffic legislation in the UK or elsewhere for which a non-custodial penalty is imposed);

13.1.6	are adjudged bankrupt or make any arrangement or composition with your creditors or have an interim order made against you pursuant to section 252 Insolvency Act 1986;

13.1.7	cease to be eligible to work in the UK;

13.1.8	should for any reason:
(a)    fail or cease to meet the requirements, recommendations or regulations of any regulatory body whose consent is required to enable you to undertake all or any of your duties under this Agreement or are guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual or policy of your Employer or a Group Company;
(b)    cease to hold any regulatory registration which is required or is reasonably necessary for the performance of your role; or
(c)    be subject to a sanction from a regulatory body.

13.1.9
are guilty of a serious breach of any rules, policies or procedures issued by your Employer or a Group Company (including but not limited to in relation to the use of information technology, personal data, privacy, computer systems, email and the internet).

13.2
The rights of your Employer under clause 13.1 are without prejudice to any other rights that it might have at law to terminate this Agreement or to accept any breach of this Agreement by you having brought the Agreement to an end. Any delay by your Employer in exercising its rights to terminate shall not constitute a waiver of those rights.

13.3	On termination of your employment (for whatever reason and howsoever arising), or at any other time when requested to do so by your Employer, you shall:

13.3.1
not take away conceal or destroy, but shall immediately deliver up to your Employer all documents (which expression shall include but without limitation, notes, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored), on whatever media and wherever located, relating to the business or affairs of your Employer or any Group Company or any of their suppliers, agents, distributors, clients/customers, employees, officers, and members (and you shall not be entitled to retain any copies or reproductions of any such documents) (including for the avoidance of doubt any Confidential Information as defined in Clause 15.2), together with keys, credit card, mobile phone, blackberry, laptop and any other property belonging to Employer or any Group Company including any passwords to social media activity linked to your Employer or any Group Company which may then be in your possession or control;

13.3.2
irretrievably delete any information relating to the business of your Employer and any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or control outside your Employer’s premises, and at your Employer's request, provide a detailed account of the information so deleted and any use made of it to date and allow access to your Employer’s IT representatives to relevant electronic equipment to verify such decision;

13.3.3
immediately repay all outstanding debts or loans due to your Employer or any Group Company, including any sums which your Employer reasonably believes that you owe to your Employer due to the misuse of Employer property (including but not limited to technology equipment). Your Employer is hereby authorised to deduct from any of your wages (as defined by section 27 Employment Rights Act 1996) a sum in repayment of all or any part of any such debts or loans;

13.3.4	at your Employer’s request, provide a signed statement that you have complied fully with the obligations under this Clause 13.3.

14	INTELLECTUAL PROPERTY

14.1
Any Intellectual Property Rights invented, developed, created or acquired by you (whether alone or jointly with any other person) in the course of and/or during the period of your employment with your Employer in connection with or in any way affecting or relating to, or capable of being used or adapted for use in connection with, the business or any product or service of your Employer or any member of the Group Company shall immediately be fully disclosed by you to your Employer or such member of the Group Company as your Employer may nominate for that purpose. You hereby assign, including by way of present assignment of future rights, all Intellectual Property Rights to your Employer with full title guarantee free from all encumbrances and third party rights. You shall (at the request and reasonable expense of your Employer) sign all such documents and perform all such acts as may be required by your Employer fully to vest in your Employer (or its nominee), protect and exploit all such Intellectual Property Rights.

14.2	You acknowledge that your Employer in its sole and absolute discretion shall decide the extent, if any, of the protection sought in relation to the matters referred to in Clause 14.1. Accordingly, you shall not (whether during or after this employment) apply or join the applying for any patent, registered design, trade mark or other protection in connect with the matters list in Clause 14.1 without the prior written approval of your Employer and you shall not do anything which might adversely affect your Employer’s or any member of the Group Companies right to obtain such protection. You hereby waive any moral right and rights of a similar nature in any work.

15	CONFIDENTIALITY

15.1
You are aware that in the course of your employment you may have access to and be entrusted with information in respect of the business of your Employer and/or its Group Companies, it’s or their respective customers and its or their respective dealings, transactions and affairs all of which information is or may be confidential.

15.2
Confidential information includes, but is not limited to information which relates to any and all information (whether or not recorded in hard copy, electronic or digital form), which may be imparted in confidence or which is of a confidential nature or which your Employer and / or any Group Company may reasonably regard as being confidential or a trade secret concerning the business, business performance, prospective business plans or internal affairs of your Employer, any Group Company, or any of its or their respective clients, customers or suppliers or prospective clients, customers or suppliers, including without prejudice to the generality of the foregoing, details of financial arrangements, investments, information on computer databases, financial and/or investment strategies, service level agreements and support contracts, remuneration and commissions of employees, details of clients and suppliers, actual and potential contracts or assets. Confidential information shall also include information made available to your Employer or its Group Companies by any third party who requires it to be kept confidential.

15.3
You shall not (except in the proper course of your duties) either prior to, during or after the period of your employment divulge to any person or persons whatsoever, or otherwise make use of, and shall use your best endeavours to prevent the publication or disclosure of, any trade secret or any confidential information concerning the business or finances of your Employer or any Group Company or of its or their respective customers or any of its or their respective dealings transactions or affairs.

15.4
You shall not (except in the proper course of your duties) either prior to, during or after the period of your employment copy or reproduce in any form or by or on any media or device or allow others to copy or reproduce any trade secret or confidential information.

15.5
All notes, memoranda or electronic records of such trade secrets or confidential information made or received by you during the course of your employment shall be the property of your Employer and shall be surrendered by you to us at the termination of your employment or at our request at any time during the course of your employment.

15.6
The express permission of your Head of Business Area and the Head of Legal must be obtained before any confidential information is discussed with any third parties, and before confidential documents are removed or transmitted from your Employer’s premises.

15.7
Your obligation above shall continue to apply after the termination of your employment (whether terminated lawfully or not) without limit of time. Each of those obligations is enforceable independently of each of the others and its validity shall not be affected if any of the others is unenforceable to any extent.

15.8	The restrictions in Clauses 15.3 - 15.6 do not apply in relation to any disclosure or use required by law or to any protected disclosure within the meaning of s.43A Employment Rights Act 1996.

16	DATA PROTECTION

16.1	Each Party will comply with its obligations under all relevant Data Protection Laws at all times in relation to this Agreement.

16.2
In order to fulfil our obligations to you as an employer, including under this Contract and generally in the course of your employment, the Employer will be required to process your personal data (as defined in the Employer’s Information Protection Policy). The Employer will process your personal data in accordance with the provisions of that notice.

17	WHISTLEBLOWING

17.1
Your Employer's Whistleblowing Policy (which may be changed from time to time at the Employer's discretion) is available at Section 17 of the Employee Handbook. Its purpose is to ensure that your Employer has appropriate and effective procedures for the purposes of disclosing and handling reportable concerns (as defined at that section of the Employee Handbook).

17.2
Your Employer takes the making of reportable concerns extremely seriously, and you should ensure that you regularly review and are familiar with the contents of the Whistleblowing Policy, and the methods for making reportable concerns.

17.3
For the avoidance of any doubt, nothing in this contract precludes you from making a reportable concern as set out in the Whistleblowing Policy, or from making a “protected disclosure” within the meaning of Part4A (Protected Disclosures) of the Employment Rights Act 1996 or from disclosing a "reportable concern" under the Financial Conduct Authority Handbook or the Prudent Regulatory Authority Rulebook. This includes protected disclosures made about matters previously disclosed to another recipient.

17.4
Notwithstanding any other provision of this Contract, for the avoidance of doubt, nothing herein prevents reporting or receiving financial awards from the government resulting from reporting possible violations of applicable law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of applicable law or regulation, including, without limitation, good faith disclosure on a confidential basis of Confidential Information constituting "Trade Secrets" as defined in 18 U.S.C. § 1839 (or similar law in the UK), and so long as such disclosures are consistent with 18 U.S.C. § 1833 (or similar law in the UK).

18	RESTRICTIVE COVENANTS

18.1	In this clause, the following words shall have the following meanings:
Employment: your employment by your Employer on the terms of this Agreement.
Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.
Client: any person, firm, company or other organisation who or which has at any time in the Relevant Period done business with your Employer or a Group Company as a customer or client.
Garden Leave: any period during which your Employer has exercised its rights under clause 1.2.

Prospective Client: any person, firm, company or other organisation who was at the Termination Date negotiating with your Employer or with any Group Company with a view to entering into a contract with your Employer or a Group Company for the provision of any services by your Employer or a Group Company.
Relevant Period: the 12 month period ending with the earlier of: (a) the Termination Date; and (b) the date, if any, on which your Employer exercises its right to place you on Garden Leave.
Restricted Business: those parts of the business of your Employer and any Group Company with which you were involved to a material extent during the Relevant Period.
Restricted Client: any Client or Prospective Client of your Employer or any Group Company (i) with whom you have had material dealings in the course of your Employment at any time in the Relevant Period; or (ii) with whom and to your knowledge any employee of your Employer or any Group Company under your control has had material dealings in the course of their duties for your Employer or any Group Company in the Relevant Period and in respect of whom you have had access to Confidential Information in the Relevant Period.
Restricted Person: any person employed or engaged by your Employer or any Group Company with whom you had material contact during the Relevant Period in the course of your employment and (a) is employed or engaged at the level of Director or Senior Manager or above and / or (b) is in possession of confidential information of your Employer or any Group Company and / or (c) could materially damage the interests of your Employer or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and / or (d) is directly managed by or reports to you.
Termination Date: the date on which your employment with your Employer terminates howsoever caused.

18.2
In order to protect the confidential information, business connections and other legitimate interests of your Employer and any Group Company to which you have access as a result of your Employment, you covenant with your Employer (for itself and as trustee and agent for each Group Company) that you shall not:

18.2.1
while you remain employed and for twelve months after the Termination Date, solicit or endeavour to entice away from your Employer or any Group Company the business or custom of a Restricted Client with a view to providing goods or services to that Restricted Client in competition with any Restricted Business; or

18.2.2
while you remain employed and for twelve months after the Termination Date in the course of or in connection with any business concern which is in competition with any Restricted Business, offer to employ, hire or employ, or engage or otherwise endeavour to entice away from your Employer or any Group Company any Restricted Person; or

18.2.3
while you remain employed and for twelve months after the Termination Date, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or

18.2.4
while you remain employed and for twelve months after the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Client in the course of any business concern which is in competition with any Restricted Business; or

18.2.5	at any time after the Termination Date, represent yourself as connected with your Employer or any Group Company in any Capacity.

18.3	None of the restrictions in clause 18.2 shall prevent you from:

18.3.1
holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

18.3.2
being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

18.3.3
being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the Relevant Period.

18.4	The restrictions imposed on you by this clause 18 apply to you acting:

18.4.1	directly or indirectly; and

18.4.2	on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

18.5	The periods for which the restrictions in clause 18.2 apply shall be reduced by any period that you spend on Garden Leave immediately prior to the Termination Date.

18.6
If you receive an offer to be involved in a business concern in any Capacity during the Employment, or prior to the expiry of the last of the covenants in this clause 18, you shall give the person making the offer a copy of this clause 18 and shall tell your Employer the identity of that person as soon as possible after accepting the offer.

18.7
If, at any time during your employment, two or more Restricted Persons have left their employment, appointment or engagement with your Employer to perform Restricted Business for a business concern which is, or intends to be, in competition with any Restricted Business, you will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by your Employer, be employed or engaged in any way with that business concern under which you will perform Restricted Business on the behalf of that business concern.

18.8	You acknowledge that the provisions of this clause 18 are fair and reasonable and necessary to protect the goodwill and interests of your Employer and its Group Companies.

18.9
Each of the restrictions in this clause 18 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

18.10
You will, at the request and expense of your Employer, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 18 (or such of those restrictions as may be appropriate) in relation to that Group Company.

19	ADDITIONAL INFORMATION

19.1	There are no collective agreements relevant to your employment.

19.2
You are required to comply at all times with your Employer’s rules, policies and procedures. Copies of all rules, policies and procedures are set out or referred to in the Employee Handbook and the applicable section on the intranet. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the discretion of your Employer. Breach of any Employer rules, policies or procedures may result in disciplinary action.

19.3
This Contract, your offer letter and Section 4 of the Employee Handbook constitute your contract of employment with your Employer. These documents contain the entire and only agreement between you and your Employer and supersede any previous agreements between you and your Employer.

19.4	This Agreement sets out the written particulars of your employment with your Employer in accordance with section 1 of the Employment Rights Act 1996.

19.5
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement. No person other than you and your Employer shall have any rights under this agreement and this agreement shall not be enforceable by any person other than you and your Employer.

19.6	This agreement shall be governed and construed in accordance with English law.

20	SECURITY AND USE OF EQUIPMENT

20.1
You acknowledge and understand that, consistent with the Employer’s employee privacy notice, the Employer may legitimately monitor any communications sent or received by you either in the performance of your duties or by way of the Employer's networks. For the purposes of this clause 20:

20.1.1
"monitoring" means the checking, recording and reviewing of telephone calls, computer files, records and e-mails, and the undertaking of any other compliance, security or risk analysis checks the Employer reasonably considers necessary; and

20.1.2	"networks" includes any telephone communications using the Employer's switchboard; voicemail system, and Employer's e-mail network.

20.2
You undertake at all times to comply with all conditions of use which may from time to time be imposed by the Employer with regard to the use of equipment networks and systems provided by the Employer.

21DEFINITIONS

21.1
“Data Protection Laws” means the Data Protection Act 1998 and all subordinate legislation in force from time to time in England which implements the European Union Directive 95/46/EC, Directive 97/66/EC or any successor legislations thereto (including Regulation 2016/679), and any

21.2	associated codes, regulation or guidance (as may be amended or replaced from time to time) and the term ‘Personal Data’ shall have the meaning set out in the Data Protection Laws.

21.3
For the purposes of this Agreement, “Group Company” means: your Employer’s subsidiary undertakings and any entity which is your Employer’s parent undertaking or a subsidiary undertaking of your Employer’s parent undertaking (other than your Employer) from time to time where the expressions “subsidiary undertaking” and “parent undertaking” shall have the meanings given to them by section 1162 and schedule 7 of the Companies Act 2006, and includes any company wholly or partly owned by any subsidiary of your Employer.

21.4
“Intellectual Property Rights” means (a) copyright, patents, database rights, topography rights and rights in trademarks, domain names, designs, know-how and confidential information (whether registered or unregistered); (b) applications for registration, and the right to apply for registration, for any of these rights; and (c) all other intellectual property rights and forms of protection of a similar nature or having equivalent effect anywhere in the world.

ISSUED BY:      /s/ Martin Jackson         Martin Jackson    25 June 2018
(SIGNATURE)             (NAME)        (DATE)

I understand and agree to the terms and conditions of my Employment Contract as set out above.

EMPLOYEE:     /s/ Saker Nusseibeh         Saker Nusseibeh    25 June 2018
(SIGNATURE)             (NAME)        (DATE)

Schedule 1

Working Time Regulations 1998 - Opt Out Agreement

The Working Time Regulations 1998 impose a limit of 48 hours working time on average per week (Regulation 4).

I confirm that the limit in Regulation 4 shall not apply to me and my hours of work may exceed an average of 48 hours a week.

This agreement may be terminated by me at any time by giving three months’ prior written notice to my Employer.

Name:         Saker Nusseibeh

Signed:         /s/ Saker Nusseibeh

Date:        25 June 2018

Exhibit 10.24